EXHIBIT 10.18

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

LICENSE AGREEMENT

This License Agreement (“Agreement”), effective as of March 16, 2000 (the “Effective Date”), is entered into by and between Shui Lai (“Licensor”), and IntraLase Corp., a Delaware corporation (“IntraLase”).

WHEREAS:

Licensor is the sole owner of the “Patent Rights” (as defined below), and has the right to make the grant of rights to IntraLase contemplated herein and otherwise perform its obligations hereunder; and

IntraLase is interested in obtaining a sole and exclusive, world-wide license from Licensor under the Patent Rights and Licensor is willing to grant such a license; and

IntraLase and Licensor are parties to the License (as defined below), and wish to coordinate IntraLase’s payment obligations pursuant to the License with its obligations pursuant to this Agreement.

THEREFORE, in consideration of the promises and covenants contained below and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

I. DEFINITIONS

As used herein, the following terms shall have the meanings specified.

1.01 “Field of Use” shall mean use for ophthalmic surgery.

1.02 “License” shall mean that certain agreement between IntraLase and Licensor dated November 9, 1999, which in turn replaced a certain License Agreement between IntraLase and Novatec Laser Systems, Inc. and a certain Option Agreement between Licensor and IntraLase, both dated as of February 24, 1999.

1.03 “Licensed Products” shall mean any product for ophthalmic surgery which, in the absence of the license to IntraLase provided in this Agreement, would, directly or by contributory infringement, infringe on one or more claims in the Patent Rights.

1.04 “Net Sales” shall mean the invoiced amount for the worldwide sale or lease of Licensed Products by IntraLase or any sub-licensee of IntraLase, less normal and customary cash and trade discounts and rebates actually given, sales commissions to overseas distributors, freight costs, custom duties and other governmental charges actually incurred in connection with the exportation or importation of the Licensed Products, sales, value-added and other direct taxes. Any income taxes payable by IntraLase or its sub-licensees shall not be a permissible deduction from revenues on Licensed Products for the purpose of calculating Net Sales.

1.05 “Patent Rights” shall mean U.S. Patent Nos. 5,549,632 and 5,984,916 and all divisions, continuations, continuations-in-part, reissues and re-examinations thereof now or hereafter owned or controlled by Licensor, and all foreign counterparts thereof, throughout the world. Notwithstanding the foregoing, the “Patent Rights” shall not include U.S. Patent Application Serial

*** nor any divisions, continuations, continuations-in-part, reissues or reexaminations therefor or thereof, or any and all foreign counterparts thereof, all of which are already non-exclusively licensed to IntraLase pursuant to the License. Further, the term “Patent Rights” shall not include any rights abandoned by IntraLase pursuant to Section 7.03(c). below.

II. GRANT

2.01 (a) Licensor hereby grants to IntraLase a sole and exclusive, worldwide license under the Patent Rights to make, use, offer for sale and sell the Licensed Products in the Field of Use. IntraLase shall have the right to sub-license its rights hereunder to no more than one sub-licensee in each country in the world (reserving no rights to itself in the territory of any such sub-license) on prior written notice (which shall include the name of the sub-licensee and the territorial scope of its sub-license) to Licensor. Each such sub-license shall be subject and subordinate to the terms and conditions of this Agreement, except that no sub-licensee shall have the right to grant further sub-licenses. Each such sub-license shall require additional payment to Licensor of the maintenance fee payable from each sub-licensee under Section 4.02(a), except that this maintenance fee shall continue beyond the first 24 months and as long as the sub-license is in effect. IntraLase shall be responsible for collection of all payments under each sub-license, and shall forward to Licensor payments due to Licensor.

(b) At any time following the first anniversary of the Effective Date, IntraLase shall have the right, effective on written notice to Licensor, to convert IntraLase’s exclusive license hereunder to a non-exclusive license whereupon, except as expressly provided herein, the rights and obligations of the parties hereunder shall otherwise remain in full force and effect.

2.02 The license granted to IntraLase herein shall not be construed as a sale, lease, loan or transfer of the Patent Rights. IntraLase acknowledges that the Patent Rights are and shall remain the sole and exclusive property of the Licensor, and IntraLase shall derive no right, title or interest in the patent rights except as provided in this Agreement.

2.03 The license granted to IntraLase herein does not include an agreement by Licensor to provide service, support or assistance to IntraLase.

2.04 For so long as IntraLase’s license hereunder is exclusive, IntraLase shall develop and commercialize Licensed Products using reasonable effort consistent with prudent business judgment. If royalties calculated pursuant to Sections 4.04 and 4.05, totaled for Intralase and all sub-licensees, are less than the minimum royalties due pursuant to Section 4.02(b) but Intralase is otherwise in compliance with its obligations hereunder, Licensor’s sole remedy for breach of this Section 2.04 shall be conversion of IntraLase’s license hereunder from exclusive to non-exclusive. Such conversion shall be effective upon notice from Licensor, whereupon the rights and obligations of the parties hereunder shall otherwise remain in full force and effect.

III. DISCLOSURE AND CONFIDENTIALITY OF PATENT APPLICATIONS AND TECHNICAL INFORMATION

3.01 Licensor shall maintain the confidentiality of all patent applications within the Patent Rights, except as otherwise required by law.

***	Material has been omitted pursuant to a request for confidential treatment.

3.02 IntraLase shall protect the confidentiality of all patent applications within the Patent Rights and not use or disclose such patent applications to any third party except as otherwise expressly permitted herein. IntraLase shall not be so obligated for the confidentiality of such patent applications which:

(a) becomes publicly known or available due to the manufacture or sale of Licensed Products;

(b) is publicly available at the time of delivery to IntraLase or becomes publicly available through no act or fault of IntraLase;

(c) is lawfully obtained by IntraLase from a third party who has not illegally derived such information and who does not have an obligation to maintain the confidentiality of such information; or

(d) is lawfully in the possession of IntraLase prior to the time of delivery to IntraLase as evidenced by appropriate documentary evidence within the possession of IntraLase.

Notwithstanding the foregoing, IntraLase shall have the right to make such disclosures as are required by law and may, further, make disclosure of confidential information to its attorneys, investment bankers and auditors and to actual or potential investors in IntraLase subject to such investors having first entered into a binding confidentiality agreement consistent herewith.

IV. LICENSE FEES, ROYALTIES AND OTHER PAYMENTS

4.01 In consideration of the rights granted herein, IntraLase shall pay to Licensor $85,000 as an up-front license fee within five days after the Effective Date.

4.02 (a) In further consideration of the license granted herein, IntraLase shall pay to Licensor a monthly license maintenance fee of US$5,000.00 during the first 24 months following the Effective Date and, during such 24 month period and for as long as the sub-license is in effect, an additional $5,000 per month for each sub-license granted by IntraLase. The first such payment shall be due on the Effective Date and each subsequent monthly maintenance payment shall be due on or before the same date of each calendar month thereafter.

(b) Commencing on the second anniversary of the Effective Date, and as long as IntraLase’s license hereunder is exclusive, IntraLase shall pay to Licensor monthly minimum royalty fee. During the third year after the Effective Date (months 25 to 36), such fee shall be $10,500 per month. During the fourth year after the Effective Date (months 37 to 48), such fee all be $16,700 per month. During the fifth year after the Effective Date and all subsequent years (months 49 and beyond), such fee shall be $20,000 per month. Upon the conversion of the exclusive license to non-exclusive license pursuant to Sections 2.01(b) or 2.04, Intralase shall pay to Licensor a monthly minimum royalty fee of $5,000 per month for as long as IntraLase’s non-exclusive license is in effect. All payments under this Section 4.02(b) shall be due on or before the 15th day of the calendar month to which they relate and shall be creditable against royalties actually due to Licensor hereunder with respect to the related quarter. The minimum royalty payable with respect to any quarter shall not be credited against royalties due for sales made during any other quarter, and shall not be refunded for any reason.

4.03 Payments made pursuant to Sections 4.01 and 4.02(a) shall be creditable against royalty payments otherwise due to Licensor pursuant to Section 4.04 virtue of sales of Licensed Products occurring with 18 months after the Effective Date Payments made pursuant to Sections 4.01 and 4.02(a) shall not be creditable against royalty payments due by virtue of sales of Licensed Products occurring more than 18 months after the Effective Date.

4.04 (a) In further consideration of the rights granted herein, IntraLase shall remit a royalty of *** of Net Sales (regardless of whether sales were made by IntraLase or by a sub-licensee of IntraLase). Such royalty obligation shall be inclusive of IntraLase’s royalty obligations pursuant to Section 4.03 of the License, and IntraLase shall have no further obligations to Licensor pursuant to Sections 4.03 and 4.05 of the License (such obligations being subsumed by IntraLase’s obligations pursuant to this Section 4.04 and Section 4.06 of this Agreement).

(b) Royalties due pursuant to subsection (a), above, shall be paid quarterly, with each payment due within 60 days after the end of the calendar quarter to which it relates. Each such royalty payment shall be accompanied by a written report delineating the calculation of the royalties owed. Royalty reports are to be of a form reasonably acceptable to Licensor and detail Licensed Products sales on a country-by-country and product-by-product basis, and include sufficient detail to enable Licensor to calculate royalties payable therein, including any offsets and deductions. The amount of royalties owed shall be converted to and paid in United States Dollars at the selling exchange rate quoted by the Citibank foreign exchange desk as of the close of business on the last business day before each anniversary of the Effective Date.

4.05 In the event that a Licensed Product includes a component subject to another agreement which also requires IntraLase to pay royalties to a third party which is not a subsidiary of, co-owned by or controlled by IntraLase (“Other Components”), then Net Sales for purposes of Section 4.04 shall be calculated *** of the Licensed Product without the component and if sold separately, and ***. If the Licensed Products and the component are not sold separately, then Net Sales shall be calculated in the same manner, but wherein ***. In no case shall the calculated fraction be less than ***. Furthermore, the reduction in any quarterly royalty payment *** multiplied by the ***, where *** shall not be greater *** shall not exceed the actual royalty amount payable and paid to such third party by IntraLase for the identical period. Notwithstanding the foregoing, this Section 4.05 shall apply only with respect to sales by Licensee. On sales by sub-licensees, Net Sales shall be calculated on *** of each Licensed Product, as defined, without deducting the price or value of *** incorporated therein.

4.06 During the term of this Agreement, and for a period of two years after any expiration or termination of this Agreement, IntraLase and all sub-licensees of IntraLase shall maintain a complete, clear, accurate record with respect to Net Sales of Licensed Products in sufficient detail to enable the royalty thereon to be determined. To ensure compliance with the terms of this Agreement, Licensor shall have the right to have an inspection and audit of all of the relevant accounting and sales books and records of IntraLase and all such records of each sub-sublicensee of IntraLase, conducted by an independent certified public accountant reasonably acceptable to both parties, whose fee is paid by Licensor, except as set forth below. Such inspection shall be conducted during regular business hours at IntraLase’s (or its sub-licensee’s) offices and in such a manner as not to interfere with IntraLase’s (and its sub-licensee’s) normal business activities. In no event shall audits be made

***	Material has been omitted pursuant to a request for confidential treatment.

hereunder more often than every six months. If such inspections should disclose any under-reporting by IntraLase or any of its sub-licensee, IntraLase shall promptly pay Licensor such amount, together with interest thereon accrued daily at a rate of one and one half percent per month or the highest rate allowed by law, whichever is lower, from the date on which such amount became due to Licensor. If the underpayment amount is more than five percent of the amount due for the relevant period, IntraLase shall in addition pay Licensor’s costs and expenses for such audit.

V. REPRESENTATIONS AND WARRANTIES

5.01 Licensor represents and warrants that: (i) he has the full right and authority to grant the license rights provided herein to IntraLase, (ii) such grant of rights to IntraLase is not inconsistent with any other agreement to which Licensor is party, and (iii) except as expressly provided herein or in the License, the Patent Rights disclose all inventions, and constitute all patent applications and issued patents, currently owned, in whole or part, by Licensor with respect to the manufacture, use or sale of a laser system, or components thereof, useful within the Field of Use (except for surface ablation of the cornea).

5.02 LICENSOR MAKES NO REPRESENTATION OR WARRANTY EXPRESSED OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, REGARDING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PROPRIETARY OR INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

VI. INDEMNIFICATION; LIMITATION OF LIABILITY

6.01 IntraLase shall indemnify, defend, and hold harmless Licensor, its officers, directors, employees and agents from and against all claims, losses, costs, damages, fees and expenses, including reasonable attorney’s fees for all third party claims arising out of, or relating to, IntraLase’s and/or any sub-licensee’s commercial distribution of Licensed Products, including but not limited to, any product liability claims; provided, however, that: (i) Licensor shall notify IntraLase promptly upon becoming aware of any such claim or loss or the reasonable probability of the assertion of any such claim or loss, and (ii) Licensor shall provide reasonable assistance to IntraLase in the defense of any such claim. Licensor shall have the sole right to defend any such claim using counsel of its choosing; provided, however, that Licensor shall have the right to retain independent counsel at his sole expense.

6.02 (a) Upon a finding of fraud or a finding of misrepresentation or material breach by Licensor of a representation of warranty set forth in Section 5.01 by a court of appropriate jurisdiction in a final, unappealable decision, Licensor’s liability to IntraLase for any exemplary and compensatory damages or otherwise shall be limited to the aggregate of the amounts paid to Licensor hereunder during the 24 month period prior to the date of such judicial decision.

(b) Upon a finding of material breach of this Agreement by Licensor (other than a breach of warranty pursuant to Section 6.02(a)) by a court of appropriate jurisdiction in a final, unappealable decision, Licensor’s liability to IntraLase for any exemplary and compensatory damages or otherwise shall be limited to the aggregate of the amounts paid to Licensor hereunder during the 9 month period prior to the date of such judicial decision.

(c) Upon a final judicial decision against Licensor as described in either subsection 6.02(a) or 6.02(b), IntraLase shall have the right, in its sole discretion, either to: (i) terminate this Agreement, or (ii) retain this Agreement in effect.

VII. INFRINGEMENT; PATENT RIGHTS

7.01 Each party shall promptly provide written notice to the other of any known or suspected infringement of any of the Patent Rights by a third party. IntraLase shall then determine within 90 days whether to initiate, at its sole option, any action against such third party in its name and, if it deems necessary or appropriate, in the name of Licensor. Should IntraLase choose not to pursue such action, Licensor may then initiate such action at his own expense; however, IntraLase may, at its expense, participate in such action to the extent allowable by law. Neither party shall enter into any settlement agreement regarding any such infringement without the written consent of the other, which consent shall not be unreasonably withheld.

7.02 Each party shall promptly provide written notice to the other of any claim made by a third party against it for patent infringement or misappropriation of proprietary information in the manufacture or distribution of Licensed Products, and each party shall cooperate fully with the other in defense of such action.

7.03 (a) Licensor shall have the sole right to prosecute and maintain the Patent Rights; provided, however, that Licensor shall diligently pursue such prosecution and maintenance, in consultation with IntraLase. Intralase may request Licensor to seek protection for an Additional Patents, which are defined as divisions, continuations, continuations-in-part, reissues, re-examinations, and all foreign counterparts of U.S. Patent Nos. 5,549,632 and 5,984,916, Licensor shall cooperate with IntraLase and diligently pursue such prosecution. In the event that Licensor decides to seek protection for an Additional Patent, Licensor shall notify IntraLase, describing the Additional Patent, the intended filing country or organization, type of filing. Additional information will be provided upon request. Within 60 days after notification by Licensor, IntraLase shall provide a written response indicating whether or not it elects to include the Additional Patent under the definition of Patent Rights under this Agreement. If IntraLase declines to include the Additional Patent, such as by written notice or by failing to notify Licensor within 60 days, then such Additional Patent shall not be included within the definition of Patent Rights, and IntraLase shall have no further rights under this Agreement with respect to said Additional Patent, and its divisions, continuations, continuations-in-part, reissues, re-examinations, and all foreign counterparts. If IntraLase elects to include the Additional Patent under the Patent Rights, Licensor shall promptly provide to IntraLase copies of all correspondence received by Licensor from any government body with respect to the Patent Rights and shall afford IntraLase reasonable opportunity to review and comment upon any proposed filing with or correspondence directed to any such governmental body with respect to the Patent Rights. In consideration for the rights granted herein, IntraLase agrees to pay all reasonable Patent Expenses related to the Patent Rights and Additional Patents, defined as including all attorney’s fees, filing fees, maintenance fees and all other costs including reasonable compensation to Licensor for time and expenses. All such Patent Expenses shall be due and payable by IntraLase upon invoice from Licensor accompanied by reasonable documentation of the amount for which reimbursement is sought.

(b) As of the date of this Agreement, two such Additional Patents are pending, including a U.S. divisional and a foreign filed application. Licensor will notify IntraLase in accordance with Section 7.03(a) herein, and if IntraLase elects to include either or both of the

Additional Patents within the definition of Patent Rights then, in addition to the Patent Expenses set forth herein, IntraLase agrees to pay past expenses of the elected patent(s), which past expenses are $6,000 for the U.S. divisional and $14,000 for the foreign filed application.

(c) IntraLase shall have the right, on notice to Licensor, to abandon its obligation to prosecute and maintain any or all of the Patent Rights, in whole or part, whereupon IntraLase’s rights and obligations hereunder with respect to such of the Patent Rights which are so abandoned shall terminate and such abandoned rights shall thereafter no longer be included in the defined term “Patent Rights.”

VIII. TERM AND TERMINATION

8.01 The term of this Agreement shall be deemed to have commenced as of the Effective Date. IntraLase’s royalty obligations hereunder shall remain in effect, on a country-by-country basis, until the date of the expiration of the last to expire of: (i) the Patent Rights and (ii) the “Patent Rights” as defined in the License, in such country. The term of this Agreement shall expire upon the expiration of the last to expire of the Patent Rights anywhere in the world.

8.02 Either party has the right to terminate this Agreement if the other party breaches or is in default of any material obligation hereunder, which default is either incapable of cure or which, being capable of cure, has not been cured within 30 days after receipt of notice of such default from the non-defaulting party or within such additional cure period as the non-defaulting party may authorize. Failure to pay any amount when due, including but not limited to any underpayment by more than 15 percent of any amount due to Licensor hereunder, shall be deemed a material breach.

8.03 Upon termination of this Agreement pursuant to Section 8.02, all of IntraLase’s rights under the Agreement and all rights of any sub-licensee of IntraLase hereunder, shall be terminated. Further, IntraLase and its sub-licensees shall immediately cease the manufacture and sale of the Licensed Products; however, existing inventory shall be permitted to be sold or liquidated within 90 days of the termination date, and royalties paid to Licensor pursuant to Section 4.04.

8.04 Articles III and VI and Sections 4.06, 9.02, 9.05, 9.08 and 9.09, and any cause of action or claim accrued to either party shall survive expiration of the term of this Agreement or termination of this Agreement for any reason.

8.05 In the event Licensor seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy elects to reject this Agreement, IntraLase hereby elects, pursuant to Section 365(n), to retain all rights granted herein. This Agreement shall immediately terminate in the event that IntraLase seeks or is involuntarily placed under the protection of the bankruptcy laws. Intralase shall provide notice to Licensor as soon as it has decided to file for bankruptcy, and prior to the filing. The Agreement shall terminate upon such notice from Intralase. Intralase shall not include this Agreement or the License as a part of Intralase assets in any of its bankruptcy filings.

IX. MISCELLANEOUS

9.01 IntraLase and its sub-licensees shall mark each Licensed Product, or its packaging, made and sold by either of them with an appropriate marking identifying the pendency of any patent application and/or any issued patent forming part of the Patent Rights.

9.02 All notices and fees payable under this Agreement shall be deemed duly given upon the next business day after: (i) delivery, if delivered by hand, (ii) confirmation in writing, if sent by facsimile or electronic mail or (iii) three days after posting, if sent by courier or express mail, to the party at the address set forth below (or to such other address as either party may hereafter specify by notice to the other):

IntraLase Corp.

30 Hughes, Suite 206

Irvine, CA 92618

Attention: President

Shui Lai, Ph.D.

1223 Orchard Glen Circle

Encinitas, California 92024

9.03 This Agreement shall not be assignable by either party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that IntraLase shall have the right to assign all of its rights and obligations hereunder in the event of a merger or acquisition of IntraLase or the sale of substantially all of the assets to which this Agreement relates.

9.04 Licensor and IntraLase are independent contractors under this Agreement, and nothing contained herein shall be construed to create a partnership, joint venture or agency relationship between the parties herein. Neither Licensor nor IntraLase has the authority to bind the other to any third party or to otherwise act in any way as a representative of the other.

9.05 This Agreement and any terms and conditions therein shall be governed and interpreted according to the laws of the State of California, excluding any choice of law principles that would cause the law of any other jurisdiction to apply.

9.06 If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance or other rule of law, such term shall be deemed reformed or deleted but only to the extent necessary to comply with such statute, regulation, ordinance or rule, and the remaining provisions shall remain in full force and effect.

9.07 The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

9.08 All disputes arising out of or relating to the subject matter of this Agreement that are not resolved between the parties shall be submitted to full and final resolution by binding arbitration, to be conducted in Irvine, California under the Commercial Rules of the American Arbitration Association. Judgment on the arbitration award may be entered in any court of competent jurisdiction.

9.09 The prevailing party in any legal action or arbitration proceeding brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs, arbitration fees and reasonable attorneys’ fees.

9.10 The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine, or neuter gender shall include the other genders.

9.11 This Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes all agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

9.12 This Agreement may only be amended, modified, superseded or terminated, other than by its terms, only by a writing signed by both parties.

9.13 This Agreement may be executed in counterparts which shall be deemed originals and which together shall constitute one instrument.

9.14 Upon the execution of this Agreement, the non-exclusive Patent Rights of the License as to U.S. Patent No. 5,549,632 and its divisions, continuations, continuations-in-part, reissues, substitutes, and extensions throughout the world shall terminate. Except as expressly provided herein, the License shall remain in full force and effect according to its terms.

In order to bind themselves to this Agreement, the parties have signed and executed this Agreement as of the Effective Date.

SHUI LAI, Ph.D.		INTRALASE CORPORATION

By:	/s/ SHUI LAI, PH.D.	By:	/s/ RANDY ALEXANDER
	Signature		Signature

Shui Lai, Ph.D. Printed Name		Randy Alexander Printed Name

President and CEO Title